EXHIBIT 99

FOR IMMEDIATE RELEASE DATE: OCTOBER 21, 2003	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2003,
DECLARES REGULAR QUARTERLY CASH DIVIDEND AND
REPORTS NEW BUSINESS SEGMENT ORGANIZATION

Cincinnati, October 21, 2003 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the first quarter ended September 30, 2003.

	Three Months Ended September 30
Financial Highlight (In thousands, except per share data; unaudited)	2003	2002	% Change

Net Sales	$59,099	$56,045	5.5%
Operating Income	$4,204	$2,750	52.9%
Income Before Cumulative
Effect of Accounting Change	$2,601	$2,215	17.4%
Net Income (Loss)	$2,601	$(16,326)	n/m
Earnings Per Share Before
Cumulative Effect of
Accounting Change (diluted)	$0.16	$0.14	14.3%
Earnings (Loss) Per Share (diluted)	$0.16	$(1.02)	n/m

	9/30/03	6/30/03
Working Capital	$ 62,973	$ 59,633
Total Assets	$166,159	$162,776
Shareholders' Equity	$126,492	$124,905

First Quarter Results

        Net sales in the first quarter of fiscal 2004 were $59.1 million, a 5% increase from last year’s first quarter net sales of $56.0 million. Fiscal 2004 income of $2.6 million or $0.16 per share increased 17% from the $2.2 million (before the cumulative effect of a non-cash accounting change related to goodwill impairment) ($0.14 per share) reported last year. After consideration of the cumulative effect of the accounting change related to the Fiscal 2003 write down of goodwill pursuant to the Company’s implementation of Statement of Financial Accounting Standards No. 142, the first quarter fiscal 2003 net loss was $16.3 million or $(1.02) per share as compared to fiscal 2004 first quarter net income of $2.6 million or $0.16 per share. Lighting Segment net sales increased 5% to $36.2 million, and Graphics

LSI Industries Inc. First Quarter Results
October 21, 2003

Segment net sales increased 5% to $22.9 million. See comments below regarding the Company’s new business segment organization. Net sales to the petroleum / convenience store market, the Company’s major market, represented 29% of total net sales in the first quarters of both fiscal years 2004 and 2003. Earnings per share for all periods represent diluted earnings per share.

Balance Sheet

        At September 30, 2003, current assets were $87.7 million and current liabilities were $24.7 million, thereby indicating working capital of $63.0 million and a strong current ratio of 3.55 to 1.0. Long-term debt obligations of $15.0 million compared to shareholders’ equity of $126.5 million. The Company currently has borrowing capacity of $35.5 million under its $50 million commercial bank facility. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including future acquisition activity.

Annual Goodwill Impairment Test

        The Company completed its annual goodwill impairment test required by Statement of Financial Accounting Standards No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets” in the first quarter of fiscal 2004. Based upon this analysis, the Company’s goodwill was not impaired. As a result of the Company’s fiscal 2003 transitional year impairment test of goodwill in accordance with SFAS No. 142, a non-operating and non-cash charge of $18.5 million, booked net of income tax as a change in accounting methods, was recorded as of the date of adoption of SFAS No.142, July 1, 2002. First quarter fiscal 2003 net income and earnings per share have been revised to reflect the cumulative effect of the accounting change.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “The first quarter of fiscal 2004 is a good start to what will be a better year. Not only are results improved over last year’s first quarter, but the pulse of business activity in several of our markets is also improved. Sales of both business segments have increased over last year: the Lighting Segment is up 2% and the Graphics Segment is up 11%. The petroleum / convenience store market, that today represents 29% of our net sales, was up 5% over last year’s first quarter. As the economy improves, the new lighting products we developed over the past year should begin to have a favorable impact on results, as too should the several sales rep changes in the commercial / industrial lighting market. The combined graphics businesses operating as LSI Graphic Solutions Plus, are doing very well with several graphics re-imaging programs. However, at present, the Company’s biggest opportunity for internal growth over the next three years is the lighting program of the large, growing national retailer who awarded LSI a significant portion of their business.”

        Mr. Ready went on to say “A high-tech product and service offering will be introduced at the Annual Shareholders’ Meeting (to be held November 13, 2003 at the Company’s offices) that, based upon initial meetings with select customers, holds substantial promise for the future. Our financial strength continues to provide the foundation for future growth, our employees are focused on our business strategy, and we are well-positioned to capitalize on future opportunities in our markets.”

LSI Industries Inc. First Quarter Results
October 21, 2003

New Business Segment Organization

        In April 2003 the Company announced the formation of LSI Graphic Solutions Plus as a strategic combination of the Company’s graphics companies into one graphics force in the market. Similarly, in the near future the Company will complete the strategic combination of its lighting businesses into one lighting force in the market. This organizational structure will better enable the Company to market its proprietary lighting systems, its capability for custom graphics and menu board systems, as well as combined offerings of lighting and graphics. The strategy of selling both lighting and graphics to customers in the implementation, roll out or refurbishment of their exterior and/or interior visual image programs continues to be very important to the Company. As a result of these changes, the Company has changed its reportable business segments to: the Lighting Segment and the Graphics Segment. Revised business segment data for fiscal 2003, 2002 and 2001 is included in this press release for reference purposes.

        The Lighting Segment manufactures and sells primarily proprietary exterior, interior and landscape lighting fixtures and systems. The Lighting Segment includes the operations of LSI Lighting Systems, LSI Petroleum Lighting, LSI Automotive Lighting, LSI Metal Fabrication, LSI Courtsider Lighting, LSI Greenlee Lighting, LSI Marcole, LSI MidWest Lighting and LSI Lightron. The Graphics Segment manufactures, sells and installs custom exterior and interior graphics and visual image elements, as well as menu board systems. The Graphics Segment includes the operations of LSI Grady McCauley, LSI Integrated Graphics, LSI Retail Graphics, LSI Adapt, and LSI Images.

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.09 per share, payable November 12, 2003 to shareholders of record as of November 5, 2003. This quarterly dividend currently represents an indicated annual rate of $0.36 per share, a 50% increase over fiscal 2003.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

        This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

LSI Industries Inc. First Quarter Results
October 21, 2003

About the Company

        LSI Industries, headquartered in Cincinnati, is an integrated design, manufacturing, and imaging company supplying its own high-quality lighting fixtures and graphic elements for both exterior and interior applications primarily in North America. The Company’s major markets are the petroleum / convenience store market, the multi-site retail market (including restaurants, automobile dealerships, and national retail accounts), and the commercial / industrial lighting market. LSI employs approximately 1,600 people in sixteen facilities located in Ohio, California, Georgia, New York, Kansas, Kentucky, Oregon, Rhode Island, South Carolina, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

Condensed Income Statements (in thousands, except per share data; unaudited)	Three Months Ended September 30
	2003	2002

Net sales	$59,099	$56,045
Cost of products sold	43,876	40,991

Gross profit	15,223	15,054
Selling and administrative expenses	11,019	12,304

Operating income	4,204	2,750
Other (income) expense, net	75	114

Income before income taxes	4,129	2,636
Income tax expense	1,528	421

Income before cumulative effect
of accounting change	2,601	2,215
Cumulative effect of accounting
change, net of tax	--	18,541
Net income (loss)	$2,601	$(16,326)

Earnings (loss) per common share
Basic
Earnings per share before
effect of accounting change	$.17	$.14

Earnings (loss) per share	$.17	$(1.04)

Earnings (loss) per common share
Diluted
Earnings per share before
effect of accounting change	$.16	$.14

Earnings (loss) per share	$.16	$(1.02)

Condensed Balance Sheets (in thousands, unaudited)	September 30, 2003	June 30, 2003
Current Assets	$87,651	$83,505
Property, Plant and Equipment, net	54,401	55,009
Other Assets	24,107	24,262

	$166,159	$162,776

Current Liabilities	$24,678	$23,872
Other Long-Term Liabilities	14,989	13,999
Shareholders' Equity	126,492	124,905

	$166,159	$162,776

LSI Industries Inc.
Segment Data for New Segments

	Fiscal Year 2003	Fiscal Year 2002	Fiscal Year 2001
Net Sales
Lighting Segment	$136,076	$147,930	$143,023
Graphics Segment	77,057	111,331	90,917

	$213,133	$259,261	$233,940

Operating Income
Lighting Segment	$7,589	$11,480	$8,936
Graphics Segment	3,808	11,900	8,300

	$11,397	$23,380	$17,236

Identifiable Assets
Lighting Segment	$96,582	$108,538	$97,934
Graphics Segment	63,437	79,129	82,554

	160,019	187,667	180,488
Corporate	2,757	2,175	1,271

	$162,776	$189,842	$181,759

Capital Expenditures
Lighting Segment	$4,647	$14,096	$3,632
Graphics Segment	805	2,750	2,860

	$5,452	$16,846	$6,492

Depreciation and Amortization
Lighting Segment	$3,836	$3,378	$3,287
Graphics Segment	1,866	2,718	2,271

	$5,702	$6,096	$5,558

Note:	The Company considers its geographic areas to be: 1) the United States, and 2) foreign. The foreign content of business is represented by 3%, or less, of total net sales in fiscal years 2001 through 2003. All capital expenditures, depreciation and amortization, and identifiable assets are in the United States.

Goodwill and Other Intangible Assets

	Lighting Segment	Graphics Segment	Total
Balance June 30, 2001	$23,797	$17,775	$41,572
Amortization expense	(633)	(717)	(1,350)
Goodwill acquired during year	750	853	1,603

Balance June 30, 2002	23,914	17,911	41,825
Impairment losses	(23,593)	(929)	(24,522)

Balance June 30, 2003	$321	$16,982	$17,303

LSI Industries Inc.
Segment Data for New Segments

	Quarter Ended				Fiscal Year
	9/30/02	12/31/02	3/31/03	6/30/03	2003
Net Sales
Lighting Segment	$34,337	$35,183	$28,393	$38,163	$136,076
Graphics Segment	21,708	22,092	15,835	17,422	77,057

	$56,045	$57,275	$44,228	$55,585	$213,133

Operating Income
Lighting Segment	$2,189	$2,515	$339	$2,546	$7,589
Graphics Segment	561	1,881	502	864	3,808

	$2,750	$4,396	$841	$3,410	$11,397

Identifiable Assets (A)
Lighting Segment	$92,144	$92,115	$93,085	$96,582	$96,582
Graphics Segment	74,042	68,457	65,537	63,437	63,437

	166,186	160,572	158,622	160,019	160,019
Corporate	1,900	459	192	2,757	2,757

	$168,086	$161,031	$158,814	$162,776	$162,776

Capital Expenditures
Lighting Segment	$1,866	$996	$1,179	$606	$4,647
Graphics Segment	296	286	106	117	805

	$2,162	$1,282	$1,285	$723	$5,452

Depreciation and Amortization
Lighting Segment	$907	$838	$985	$1,106	$3,836
Graphics Segment	479	468	453	466	1,866

	$1,386	$1,306	$1,438	$1,572	$5,702

(A)	Identifiable assets for the quarters ended 9/30/02, 12/31/02 and 3/31/03 have been reduced from the amounts previously reported by the write off of impaired goodwill as an accounting change in accordance with Statement of Financial Accounting Standards No. 142 (SFAS No. 142). SFAS No. 142 was adopted effective 7/1/02 and the write off of impaired goodwill is recorded effective that date. Accordingly, Lighting Segment net assets were reduced $17,612,000 and Graphics Segment net assets were reduced $929,000.